DOUGHERTY & COMPANY LLC INVESTMENT BANKERS

October 24, 2000

John L. Bakane
President & CEO
Cone Mills Corporation
3101 North Elm Street
Greensboro, NC 27415-6540

Re:      Debenture Advisory Proposal

Dear John:

I am writing with respect to the modification to our investment banking engagement as it is more fully described in the executed Debenture Restructuring Proposal, dated April 7, 2000, as amended on May 26, 2000 and as further amended on July 27, 2000 (the "Engagement").

As you are aware, we were initially engaged to advise Cone Mills Corporation ("Cone") on restructuring its debt. Subsequent to our engagement, Cone has decided to pursue an exchange offer involving its 8.125% Debentures. As we have discussed, our role will continue to be limited to an advisory one. We will not provide any service that may constitute participation in the exchange offer.

The amended and restated terms of our advisory services are detailed in the following attachments:

         Exhibit A - Advisory Proposal
         Exhibit B - Terms and Conditions of Advisory Engagement
         Exhibit C - Fee Schedule

If you agree to this modification, please so indicate by signing this letter and returning it via fax to Steve at (612) 317-2045.

Sincerely,

/s/ Steven D. McWhirter                              /s/ Stuart H. Mason

Steven D. McWhirter                                  Stuart H. Mason
Executive Vice President                             Executive Vice President
Dougherty & Company LLC                              Dougherty & Company LLC

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AGREED TO AND ACKNOWLEDGED BY:

/s/ John L. Bakane                                   October 24, 2000
------------------                                   ----------------
John L. Bakane                                       Date:
President & CEO
Cone Mills Corporation


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                             CONE MILLS CORPORATION

                           DEBENTURE ADVISORY PROPOSAL

                          EXHIBIT A - ADVISORY PROPOSAL

Dougherty will provide advisory services (the "Advisory Services") to Cone in determining the terms and conditions of an exchange offer to the 8.125% Debentures (the "Debentures") and the simultaneous amendment of the terms of the Debentures and the release of the security interest recently granted to the holders of the Debentures (collectively, the "Exchange Offer"). The Exchange Offer will allow a significant increase in Cone's flexibility as it seeks to restructure the terms of its other debt. This effort will involve the following:

[ ] Work with Cone's management to establish the approximate terms and conditions of the Exchange Offer that we agree will incent the Debenture holders to accept the Exchange Offer, including, without limitation, provide information to Cone regarding comparable transactions in the marketplace. These terms will be used as a benchmark of success against which Dougherty's Advisory Services will be measured; and

[ ] Assist Cone in preparing a presentation to its Board of Directors that will outline these terms and conditions and discuss the economic impact of them on the company.



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                             CONE MILLS CORPORATION

                           DEBENTURE ADVISORY PROPOSAL

             EXHIBIT B - TERMS AND CONDITIONS OF ADVISORY ENGAGEMENT

The following are the terms under which Dougherty will be engaged by Cone to undertake the Advisory Services:

1. Services Provided. Dougherty shall provide to Cone the services set forth in Exhibit A to this Engagement.

2. Exclusive Engagement. Dougherty shall have the exclusive rights to advise Cone in pursuing the Exchange Offer through closing or withdrawal and abandonment of the Exchange Offer (the "Exclusive Advisory Period"). Cone hereby represents that it shall engage no other advisor during the period covered by this letter to pursue the Exchange Offer.

3. Expenses. Subject to its prior approval of estimates, Cone shall bear all reasonable costs and expenses incident to the Advisory Services including: costs and legal fees incurred by Dougherty; and any and all other expenses incurred by Dougherty in connection with the Exchange Offer.

         Cone has deposited $25,000 with Dougherty to provide for payment of such expenses. Additionally, Dougherty will invoice Cone on a monthly basis for all reimbursable expenses. Such invoices are to be paid when presented. Any amount of the expense deposit held by Dougherty at closing will be credited against any fee payable to Dougherty.

4. Fee Schedule. Cone will pay to Dougherty a fee for its Advisory Services according to the terms of Exhibit C of this Engagement.

5. Noncircumvention. During the terms of the Exclusive Advisory Period, Cone will not directly or indirectly attempt to complete any portion of the Exchange Offer with the advisory assistance of any other party without the consent of Dougherty. If such a transaction is completed, Cone will pay Dougherty at closing the amount indicated in Paragraph 4.

6. Disclosure. Cone agrees to provide Dougherty with certain information, including up-to-date financial data on its operations, as well as all other information reasonably requested by Dougherty. This information shall be furnished in a timely manner and Cone represents and warrants that such information relating to Cone shall be complete and accurate in all material respects.

7. Confidentiality. Cone agrees to keep confidential all information, forms, correspondence and writings concerning Dougherty disclosed to Cone in connection


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         with this transaction except as may be required by courts or government agencies. Dougherty agrees to keep confidential any information concerning Cone subject to the same conditions. Any such information provided will be returned with no copies having been retained.

8. Indemnification. Recognizing that services of the type contemplated in this Engagement sometimes result in litigation, Cone agrees to indemnify and hold harmless Dougherty, its affiliates and their respective officers, directors, employees, members, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, arising out of actions or alleged actions taken or omitted to be taken by Cone (including any untrue statements made or any statements omitted to be made by Cone in any written legal document) or actions or alleged or omitted to be taken by an indemnified person with Cone's consent (collectively, the "Matters"). Cone will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. In the event that Dougherty asserts its rights to Indemnification hereunder, Cone has the right but not the obligation to select legal counsel for Dougherty that is reasonably acceptable to Dougherty, provided, however, that Cone shall be responsible for fees and expenses of only one legal counsel for all Indemnified Parties with respect to any single claim or series of related claims. Cone has the further right but not the obligation to settle all claims asserted against Dougherty that are subject to Dougherty's right to Indemnification hereunder. Notwithstanding the foregoing, Cone shall not be liable in respect of any losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of the Indemnified Parties (individually or collectively) or to the extent such losses, claims, damages, liabilities or expenses arise from an Indemnified Party's alleged breach of its or his fiduciary or similar legal responsibility to its or his clients.

         Cone agrees that if any indemnification or reimbursement sought pursuant to this Engagement were for any reason, except for reason of an Indemnified Party's gross negligence or willful misconduct, not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this Engagement, then Cone shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to Cone and its stockholders on the one hand, and Dougherty on the other, in connection with the Matters to which such indemnification or reimbursement relates, or if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. In no event shall the Indemnified Parties contribute or otherwise be liable, except for reason of an Indemnified Party's gross negligence or

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         willful misconduct, for an amount in excess of the aggregate amount of fees actually received by Dougherty pursuant to such Engagement (excluding amounts received by Dougherty as reimbursement for expenses).

         Cone further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Cone for or in connection with Dougherty's Engagement hereunder, except for losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of Cone shall be in addition to any liability which Cone may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Cone or an Indemnified Party.

         The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination of, consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of Dougherty's Engagement and (iv) whether or not Dougherty shall, or shall not be called upon to, render any formal or informal advice in the course of such Engagement.

9. Integration. This letter summarizes and evidences the discussions to the date hereof, and contains all understandings and agreements between the parties and supersedes any and all prior communications between the parties, oral and written, and may be amended only by writing and signed by both parties.

10. Notice. Any notice to be given pursuant to this agreement may be effected by personal delivery in writing, or by posting with first class U.S. mail, postage prepaid, or by facsimile transmission and addressed to the other party at the address listed below. Service by mail shall be deemed effective at the expiration of the fifth date after mailing. Each party may designate a different address by giving a written notice to the other party. Mailed notices shall be addressed as follows:

        DOUGHERTY & COMPANY LLC    90 South Seventh Street, Suite 4400
                                   Minneapolis, MN 55402
                                   Fax:     (612) 317-22045
                                   Attn:    Russell S. King
                                            Senior Vice President


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

        CONE MILLS CORPORATION     Cone Mills Corporation
                                   3101 North Elm Street
                                   Greensboro, NC 27415-6540
                                   Fax:     (336) 379-6949
                                   Attn:    John L. Bakane
                                            President & Chief Executive Officer


11. Miscellaneous. This Engagement shall be governed by the laws of the State of Minnesota. This Engagement is solely for the benefit of the parties and may not be relied upon by any other person or entity.

12. Execution in Counterparts. This letter may be executed in any number of counterparts each of which shall be deemed an original, but such counterparts together constitute only one and the same instrument. The parties also agree that the faxed signed letter shall have the same force and effect as the original signed letters.


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                             CONE MILLS CORPORATION

                           DEBENTURE ADVISORY PROPOSAL

                            EXHIBIT C - FEE SCHEDULE

For its efforts under this Engagement, Dougherty will receive compensation according to the following schedule; such fees are to be paid at the closing:

Base Compensation:         $750,000.

Incentive Compensation: $300,000, provided that the terms achieved in the Exchange Offer are economically comparable to the benchmark terms more fully described in the Registration Statement on Form S-4 as filed by Cone with the Securities and Exchange Commission on August 4, 2000.



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